Exhibit 99.1

Press Release

	Contacts:	Mel Payne, Chairman & CEO Joe Saporito, CFO Carriage Services, Inc. 713-332-8400
FOR IMMEDIATE RELEASE

Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600
CARRIAGE SERVICES REPORTS THIRD QUARTER 2007 RESULTS
Earnings Higher as Revenue Increases 16%
Consolidated EBITDA Margin Increases 190 basis points
Consolidated EBITDA Increases 28%
Rolling Four Quarter Earnings Outlook Increased
November 1, 2007 – HOUSTON – Carriage Services, Inc. (NYSE: CSV) today announced third quarter results and provided a higher Rolling Four Quarter Outlook. Please go to the Investor homepage of Carriage’s web site at www.carriageservices.com for a link to the Press Release that includes properly formatted Annual and Quarterly Trend Reports. Results of continuing operations for the third quarter of 2007 were as follows:
▪	Revenues of $40.6 million compared to revenues of $35 million for the third quarter of 2006.

▪	Consolidated EBITDA Margin of 20.0% compared to Consolidated EBITDA Margin of 18.1% for the third quarter of 2006.

▪	Consolidated EBITDA of $8.1 million compared to Consolidated EBITDA of $6.3 million for the third quarter of 2006.

▪	Diluted earnings per share from continuing operations of $0.04 compared to a loss per share from continuing operations of $0.03 for the third quarter of 2006.
     Melvin C. Payne, Chairman and Chief Executive Officer, stated, “We continued to improve our operating execution with a third quarter financial performance that was solidly profitable compared to last year’s loss, notwithstanding weaker death rates this year versus last and an increase in overhead. Our same store cemetery operations had a good third quarter, primarily attributable to the continuing improvement at Rolling Hills Memorial Park and to broader performance in our Central Region cemetery operations. Same store funeral services decreased 3.7% during the quarter which was attributable to unusually weak death rates in our Eastern and Western Regions. The five acquisitions during the first nine months of 2007 proved to be significantly accretive to earnings in the third quarter.

As a result of a 130 basis point increase in our Total Field EBITDA Margin, a relatively fixed consolidation platform overhead structure and our attractive low cost fixed capital structure, we were able to operationally and financially leverage a 16% increase in revenue during the third quarter into a 28% increase in Consolidated EBITDA and a $0.07 increase in diluted EPS. We expect the financial dynamic of leveraging relatively small revenue increases into strong earnings momentum to continue in the fourth quarter of 2007 and into 2008.” Please refer to our Company and Investment Profile at www.carriageservices.com for a more detailed discussion of the financial dynamics that result from the execution of the Company’s Standards Operating Model, 4E Leadership Model and Strategic Portfolio Optimization Model.
Trend Reporting
     “We now report our consolidated field operating and financial results both on a multi-year and a rolling quarterly basis to present long term trends and results by quarter for the five most recent quarters to reflect short term trends and seasonality”, continued Mr. Payne. “Just as we report internally for each of our businesses under the Standards Operating Model, the field level results highlight trends in volumes, revenues, Field EBITDA (controllable profit) and Field EBITDA Margin (controllable profit margin). Trend reporting allows us to focus on the key operational and financial results relevant to the longer term performance and valuation of our portfolio of deathcare businesses.
     “We will maintain separate reporting for our same store continuing operations (adjusted for dispositions as they occur) and our new acquisition portfolio to show how the execution of both our Standards Operating Model and our Strategic Portfolio Optimization Model will change the sustainable revenue and earning power profile of Carriage Services over time.”
     “Since this is only the third quarter under our new reporting format, we are commenting more extensively each quarter during 2007 in order to point out what we believe are the most substantive observations and conclusions. Just as we are still adjusting to our new reporting format, we realize that it will take time and continued explanation and discussion for our stockholders to fully understand and appreciate this new trend reporting approach.”
     As mentioned previously, please go to the Investor homepage of Carriage’s web site at www.carriageservices.com for a link to the Press release that includes properly formatted Annual and Quarterly Trend Reports.

UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
Annual Trend
For the Four Years Ended December 31, 2006 and Four Quarters Ended September 30, 2007
($000’s)

	Pro forma(1)		Pro forma(1)		Actual		Actual		Actual
	Year		Year		Year		Year		Trailing 4 Qtrs.
	2003		2004		2005		2006		9/30/2007
CONTINUING OPERATIONS
Same Store Contracts
Atneed Contracts	17,880	79.8%	17,402	79.8%	17,353	79.6%	16,870	78.6%	16,409	78.3%
Preneed Contracts	4,515	20.2%	4,412	20.2%	4,436	20.4%	4,597	21.4%	4,538	21.7%

Total Same Store Funeral Contracts	22,395	100.0%	21,814	100.0%	21,789	100.0%	21,467	100.0%	20,947	100.0%
Acquisition Contracts
Atneed Contracts	—		—		53	64.6%	194	67.1%	921	68.3%
Preneed Contracts	—		—		29	35.4%	95	32.9%	428	31.7%

Total Acquisition Funeral Contracts	—		—		82	100.0%	289	100.0%	1,349	100.0%

New Store Openings	—		—		—		104		464

Total Funeral Contracts	22,395		21,814		21,871		21,860		22,760

Same Store Interments
Atneed Interments	2,506	27.7%	2,324	26.3%	2,006	24.4%	2,100	25.0%	2,120	26.9%
Preneed Interments	6,554	72.3%	6,529	73.7%	6,213	75.6%	6,285	75.0%	5,766	73.1%

Total Same Store Cemetery Interments	9,060	100.0%	8,853	100.0%	8,219	100.0%	8,385	100.0%	7,886	100.0%
Acquisition Interments
Atneed Interments	—		—		—		—		196	25.2%
Preneed Interments	—		—		—		—		583	74.8%

Total Acquisition Cemetery Interments	—		—		—		—		779	100.0%

Total Cemetery Interments	9,060		8,853		8,219		8,385		8,665

Same Store Revenue
Funeral Operations Revenue	$105,499	75.3%	$106,399	74.0%	$108,649	73.0%	110,778	73.6%	112,230	69.3%
Preneed Commission and Other Revenue	1,608	1.1%	1,319	0.9%	2,295	1.5%	2,267	1.5%	2,217	1.4%

Total Funeral Same Store Revenue	107,107	76.4%	107,718	74.9%	110,944	74.6%	113,045	75.2%	114,447	70.6%
Cemetery Operations Revenue	29,755	21.2%	33,203	23.1%	33,940	22.8%	32,107	21.3%	33,821	20.9%
Cemetery Financial Revenue	3,304	2.4%	2,912	2.0%	3,615	2.4%	4,052	2.7%	4,407	2.7%

Total Same Store Cemetery Revenue	33,059	23.6%	36,115	25.1%	37,555	25.2%	36,159	24.0%	38,228	23.6%

Total Same Store Revenue	140,166	100.0%	143,833	100.0%	148,499	99.8%	149,204	99.2%	152,675	94.2%

Acquisition Revenue
Funeral Operations Revenue	—		—		303	0.2%	1,212	0.8%	6,622	4.1%
Cemetery Operations Revenue	—		—		—		—		2,578	1.6%
Cemetery Financial Revenue	—		—		—		—		157	0.1%

Total Acquisition Revenue	—		—		303	0.2%	1,212	0.8%	9,357	5.8%

Total Revenue from Continuing Operations	$140,166	100.0%	$143,833	100.0%	$148,802	100.0%	$150,416	100.0%	$162,032	100.0%

Field EBITDA from Continuing Operations
Same Store Funeral Field EBITDA	$37,201	77.2%	$37,382	76.5%	$39,419	76.6%	41,862	79.1%	43,197	72.6%
Same Store Funeral Field EBITDA Margin	34.7%		34.7%		35.5%		37.0%		37.7%
Same Store Cemetery Field EBITDA	11,011	22.8%	11,458	23.5%	11,963	23.2%	10,645	20.1%	13,181	22.2%
Same Store Cemetery Field EBITDA Margin	33.3%		31.7%		31.9%		29.4%		34.5%

Total Same Store Field EBITDA	48,212	100.0%	48,840	100.0%	51,382	99.8%	52,507	99.2%	56,378	94.8%
Total Same Store Field EBITDA Margin	34.4%		34.0%		34.6%		35.2%		36.9%
Acquisition Funeral Field EBITDA	—		—		92	0.2%	407	0.8%	2,498	4.2%
Acquisition Funeral Field EBITDA Margin	—		—		30.4%		33.6%		37.7%
Acquisition Cemetery Field EBITDA	—		—		—		—		613	1.0%
Acquisition Cemetery Field EBITDA Margin	—		—		—		—		23.8%

Total Acquisition Field EBITDA	—		—		92	0.2%	407	0.8%	3,111	5.2%
Total Acquisition Field EBITDA Margin	—		—		30.4%		33.6%		33.2%

Total Field EBITDA from Continuing Operations	48,212	100.0%	48,840	100.0%	51,474	100.0%	52,914	100.0%	59,489	100.0%
Total Field EBITDA Margin from Continuing Operations	34.4%		34.0%		34.6%		35.2%		36.7%

Overhead
Total Variable Overhead	1,846	11.6%	1,910	11.5%	2,245	12.5%	3,402	17.4%	4,365	20.6%

Total Regional Fixed Overhead	2,721	17.1%	2,892	17.4%	3,247	18.0%	2,977	15.2%	3,160	14.9%

Total Corporate Fixed Overhead	11,378	71.4%	11,825	71.1%	12,501	69.5%	13,170	67.4%	13,711	64.6%

Total Overhead	15,945	100.0%	16,627	100.0%	17,993	100.0%	19,549	100.0%	21,236	100.0%
	11.4%		11.6%		12.1%		13.0%		13.1%

Consolidated EBITDA from Continuing Operations	$32,267(2)		$32,213(2)		$33,481(2)		$33,365(2)		$38,253(2)

Consolidated EBITDA Margin from Continuing Operations	23.0%		22.4%		22.5%		22.2%		23.6%

Total Depreciation & Amortization	9,159		9,285		9,065		8,688		9,333

Interest, Net	17,773		16,908		18,090		17,106		16,908
Refinancing Costs	—		—		6,933		—		—
Special Charges/Other (Gains) Losses	(657)		(940)		698		331		113
Team Partners Incentive Expense	60		110		276		1,151		255

Pretax Income	5,932		6,850		(1,581)		6,089		11,644

Benefit for Income Taxes due to a Valuation Adjustment	—		(810)		—		—		—
Income Tax	2,301		2,643		(456)		2,375		4,624

Net income from Continuing Operations	$3,631		$5,017		$(1,125)		$3,714		$7,020

	2.6%		3.5%		-0.8%		2.5%		4.3%

Diluted EPS-from continuing operations	$0.22		$0.29		$(0.06)		$0.20		$0.37

(1)	Effective January 1, 2005, the company changed its accounting method to expense preneed selling costs incurred for the origination of prearranged funeral and cemetery sales contracts. Results of operations for the years ended December 31, 2003 and 2004 are presented on a proforma basis applying the new accounting method.

(2)	Reclassified special charges (gains) and Team Partner Incentive expense to improve comparability of periods presented.

UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
Quarter Trend
For the Five Quarters Ended September 30, 2007
($ 000’s)

	Actual		Actual		Actual		Actual		Actual
	Qtr 3		Qtr 4		Qtr 1		Qtr 2		Qtr 3
	2006		2006		2007		2007		2007
CONTINUING OPERATIONS
Same Store Contracts
Atneed Contracts	4,014	79.4%	4,148	78.2%	4,399	78.0%	3,961	77.2%	3,901	80.1%
Preneed Contracts	1,044	20.6%	1,155	21.8%	1,238	22.0%	1,173	22.8%	972	19.9%

Total Same Store Funeral Contracts	5,058	100.0%	5,303	100.0%	5,637	100.0%	5,134	100.0%	4,873	100.0%
Acquisition Contracts
Atneed Contracts	43	67.2%	52	65.8%	184	68.1%	248	67.4%	437	69.1%
Preneed Contracts	21	32.8%	27	34.2%	86	31.9%	120	32.6%	195	30.9%

Total Acquisition Funeral Contracts	64	100.0%	79	100.0%	270	100.0%	368	100.0%	632	100.0%

New Store Openings	18		86		120		126		132

Total Funeral Contracts	5,140		5,468		6,027		5,628		5,637

Same Store Interments
Atneed Interments	526	26.8%	508	24.1%	583	28.0%	537	27.9%	492	27.9%
Preneed Interments	1,437	73.2%	1,602	75.9%	1,502	72.0%	1,391	72.1%	1,271	72.1%

Total Same Store Cemetery Interments	1,963	100.0%	2,110	100.0%	2,085	100.0%	1,928	100.0%	1,763	100.0%
Acquisition Interments
Atneed Interments	—		—		39	24.5%	81	30.1%	76	21.7%
Preneed Interments	—		—		120	75.5%	188	69.9%	275	78.3%

Total Acquisition Cemetery Interments	—		—		159	100.0%	269	100.0%	351	100.0%

Total Cemetery Interments	1,963		2,110		2,244		2,197		2,114

Same Store Revenue
Funeral Operations Revenue	$25,909	74.0%	$27,875	74.4%	$30,411	71.6%	$27,857	67.1%	$26,087	64.2%
Preneed Commission and Other Revenue	636	1.8%	448	1.2%	642	1.5%	625	1.5%	502	1.2%

Total Funeral Same Store Revenue	26,545	75.8%	28,323	75.6%	31,053	73.1%	28,482	68.6%	26,589	65.5%

Cemetery Operations Revenue	7,452	21.3%	7,285	19.5%	8,768	20.6%	9,408	22.7%	8,360	20.6%
Cemetery Financial Revenue	763	2.2%	1,423	3.8%	930	2.2%	733	1.8%	1,321	3.3%

Total Cemetery Same Store Revenue	8,215	23.5%	8,708	23.3%	9,698	22.8%	10,141	24.4%	9,681	23.8%

Total Same Store Revenue	34,760	99.3%	37,031	98.9%	40,751	96.0%	38,623	93.0%	36,270	89.3%

Acquisition Revenue
Funeral Operations Revenue	252	0.7%	413	1.1%	1,322	3.1%	1,786	4.3%	3,101	7.6%
Cemetery Operations Revenue	—		—		371	0.9%	1,014	2.4%	1,193	2.9%
Cemetery Financial Revenue	—		—		20	0.0%	87	0.2%	50	0.1%

Total Acquisition Revenue	252	0.7%	413	1.1%	1,713	4.0%	2,887	7.0%	4,344	10.7%

Total Revenue from Continuing Operations	$35,012	100.0%	$37,444	100.0%	$42,464	100.0%	$41,510	100.0%	$40,614	100.0%

Field EBITDA from Continuing Operations
Same Store Funeral Field EBITDA	$9,318	81.8%	$11,031	78.3%	$12,721	75.6%	$10,479	70.5%	$8,966	65.4%
Same Store Funeral Field EBITDA Margin	35.1%		38.9%		41.0%		36.8%		33.7%
Same Store Cemetery Field EBITDA	2,028	17.8%	2,856	20.3%	3,713	22.1%	3,453	23.2%	3,159	23.0%
Same Store Cemetery Field EBITDA Margin	24.7%		32.8%		38.3%		34.0%		32.6%

Total Same Store Field EBITDA	11,346	99.6%	13,887	98.5%	16,434	97.7%	13,932	93.7%	12,125	88.4%
Total Same Store Field EBITDA Margin	32.6%		37.5%		40.3%		36.1%		33.4%

Acquisition Funeral Field EBITDA	42	0.4%	208	1.5%	311	1.8%	605	4.1%	1,374	10.0%
Acquisition Funeral Field EBITDA Margin	16.7%		50.4%		23.5%		33.9%		44.3%

Acquisition Cemetery Field EBITDA	—		—		76	0.5%	325	2.2%	212	1.5%
Acquisition Cemetery Field EBITDA Margin	—		—		20.5%		32.1%		17.8%

Total Acquisition Field EBITDA	42	0.4%	208	1.5%	387	2.3%	930	6.3%	1,586	11.6%
Total Acquisition Field EBITDA Margin	16.7%		50.4%		22.6%		32.2%		36.5%

Total Field EBITDA from Continuing Operations	11,388	100.0%	14,095	100.0%	16,821	100.0%	14,862	100.0%	13,711	100.0%
Total Field EBITDA Margin from Continuing Operations	32.5%		37.6%		39.6%		35.8%		33.8%

Overhead
Total Variable Overhead(2)	993	19.7%	955	18.9%	1,061	20.0%	1,226	23.2%	1,123	20.1%

Total Regional Fixed Overhead	748	14.8%	764	15.1%	787	14.8%	723	13.7%	886	15.9%

Total Corporate Fixed Overhead	3,307	65.5%	3,343	66.0%	3,456	65.2%	3,345	63.2%	3,567	64.0%

Total Overhead	5,048	100.0%	5,062	100.0%	5,304	100.0%	5,294	100.0%	5,576	100.0%
	14.4%		13.5%		12.5%		12.8%		13.7%

Consolidated EBITDA from Continuing Operations	$6,340		$9,033		$11,517		$9,568		$8,135

Consolidated EBITDA Margin from Continuing Operations	18.1%		24.1%		27.1%		23.0%		20.0%

Total Depreciation & Amortization	2,030		2,153		2,479		2,294		2,407

Interest, Net	4,216		4,188		4,174		4,158		4,388
Special Charges/Other (Gains) Losses(1)	188		113		—		—		—
Team Partners Incentive Expense(2)	710		255		—		—		—

Pretax Income	(804)		2,324		4,864		3,116		1,340

Income tax	(304)		943		1,873		1,200		608

Net income from Continuing Operations	$(500)		$1,381		$2,991		$1,916		$732

	-1.4%		3.7%		7.0%		4.6%		1.8%

Diluted EPS-from continuing operations	$(0.03)		$0.07		$0.16		$0.10		$0.04

(1)	Includes charges for remediation at Rolling Hills Cemetery of $704K (Q3) 2006 and $110K (Q4) 2006 which were reclassified from field expenses

(2)	Reclassified Team Partners expense from Total Variable Overhead in 2006

Same Store Funeral Operations
     Our same store volumes have declined gradually each year from 22,395 in 2003 to 21,467 in 2006 (compound annual decline of 1.4%) consistent with a period of weak death rates nationally and the loss of market share primarily in our Central Region funeral operations. Our same store volumes decreased 2.4% for the trailing four quarters ended September 30, 2007 as recent death rates have been particularly weak in our Eastern and Western Regions, while the Central Region has reversed its previous trend by reporting slightly higher volumes in 2007. As our Standards Operating Model and Managing Partner “Being the Best” incentive program is heavily weighted on growth in the number of client families served (funeral contracts), we expect the modest historical same store decline to stabilize during the next five years and same store volumes to increase during the following five years because of favorable future demographic trends which would produce substantial operating leverage benefits to our financial performance.
     Our same store funeral operations have steadily increased its revenue from $107.1 million in 2003 to $113.0 million in 2006 (compound annual increase of 1.9%). For the trailing four quarters ended September 30, 2007, same store funeral revenues increased only 1.2% because of the weak death rates during most of this year. We are targeting to achieve at least a 2 – 2.5% annual revenue increase in the future from our same store portfolio as volumes stabilize and our average revenue per funeral increases over time. During the third quarter, revenues from funeral same store operations increased 0.7%, same store funeral contracts decreased 3.7% and preneed commissions decreased 21% compared to the third quarter of 2006. Since we maintain atneed pricing power on approximately 80% of our services, our goal is to continuously improve the quality and skill set of our personnel and the value of their services to our client family customers so that we can target a modest growth rate in revenues even in the face of weak death rates, higher cremation rates and reduced preneed activities.
     After implementing our funeral Standards Operating Model in 2004, our same store funeral Field EBITDA Margin increased by 230 basis points from 34.7% in 2004 to 37.0% in 2006. This multi-year increasing same store funeral Field EBITDA Margin trend has continued in 2007, as our same store funeral Field EBITDA Margin increased 70 basis points to 37.7% for the trailing four quarters ended September 30, 2007 compared to 2006 which is primarily attributable to improved Central Region performance.
Same Store Cemetery Operations
     We believe that cemetery interments reflect the market share of our cemetery portfolio much like funeral contracts reflect market share of our funeral home portfolio. Whereas approximately 21% of our funeral contracts originated from a preneed sale, consistent with our selective preneed funeral strategy, 73% of our interments originated from preneed sales. Therefore, it is imperative to have a consistent and high level of preneed property sales performance over time to build new cemetery heritage and future market share. Otherwise our cemetery interment volumes and market share are relatively stable and produce a consistent stream of atneed revenue at high gross margins.
     Our same store cemetery financial performance from 2003 through 2006 was characterized by increasing revenues but slightly declining Field EBITDA Margins. However, this performance was highly concentrated in only two of our California cemeteries, including Rolling Hills, whose performance declined during 2006 for reasons we previously reported. We have experienced significantly improved Field EBITDA Margin performance during 2007 as reflected by the 510 basis point increase for the trailing four quarters ending September 30, 2007 compared to full year 2006.
     Cemetery same store operating revenues increased 12.2% to $8.4 million in the third quarter of 2007 compared to the prior year quarter on the strength of higher preneed sales of interment rights. The third quarter 2007 increase in our same store cemetery Field EBITDA of $1.1 million and Field EBITDA Margin of 790 basis points to 32.6% was primarily attributable to improving performance at Rolling Hills, our Central Region cemeteries and gains on trust investments.
     We have moved quickly over the last year to recruit and support new operating and sales leadership in our larger and more strategically located cemeteries, and we are not finished with this initiative. Our goal is to diversify our property offerings and to build broader and deeper teams of “A player” sales leaders and counselors that can sustain consistent, modest growth in preneed property sales which will be evident in positive quarterly operating and financial trend comparisons during the fourth quarter of 2007 and into 2008.
Field EBITDA and Margins
     Our 2007 quarterly Total Field EBITDA Margin trend has continued positively, as we achieved a 130 basis point increase in Total Field EBITDA Margin in the third quarter compared to 2006. We expect continued positive Total Field EBITDA Margin trend comparisons during the balance of 2007 and into 2008.
     Our Total Field EBITDA increased each year from $48.2 million in 2003 to $52.9 million in 2006 (excluding the remediation charge at Rolling Hills), a compound annual increase of 2.3% over the three year period. For the trailing four quarters ended September 30, 2007, our Total Field EBITDA increased $6.6 million or 12.4% to $59.5 million and the total Field EBITDA Margin increased 150 basis points to 36.7% compared to 2006. We expect the recently higher Total Field EBITDA growth trend to continue over the next few years because of a gradual increase in same store revenues, improving Field EBITDA Margins and the increasing contribution of acquisitions.
Acquisitions
     We acquired Seaside Memorial Park and Funeral Home and Corpus Christi Funeral Home in early January 2007 and are well along with integration of operations with our existing Rose Hill Cemetery operation. These businesses complement each other and are producing synergies that should lead to market share, revenue and profit growth at sustainable Field EBITDA Margins, especially in the Hispanic market segment which is forecast to grow substantially over the next ten years in their markets. We expect that generally it will take 12-18 months to complete the integration of newly acquired businesses and make the necessary changes to bring them to a level of performance that aligns with our Standards Operating Model.
     During the second quarter of 2007 we closed on two acquisitions of combination businesses: Conejo Mountain Funeral Home and Memorial Park (Conejo Mountain) in Camarillo, California on April 1, 2007, and Cloverdale Funeral Home and Memorial Park and Terrace Lawn Memorial Gardens (Cloverdale) in Boise, Idaho on June 12, 2007. Conejo Mountain performs approximately 390 cemetery interments and 275 funeral services annually. This acquisition represents our entry into Southern California and positions us to pursue other opportunities in the greater Los Angeles market. Cloverdale performs approximately 600 funeral services and 400 cemetery interments annually. This acquisition complements our existing funeral operations in Boise and the adjacent markets of Caldwell, Meridian and Nampa, which together perform approximately 1,050 funeral services annually. We have also closed on two “tuck-in” acquisitions of funeral homes, which complement our “Best in Market” existing funeral businesses in Santa Fe, New Mexico (June 2007) and in the Springfield, Massachusetts market (August 2007).
     In October 2007, we signed an agreement to acquire the Evans Brown Mortuary Group in Southern California, consisting of four funeral homes located in southeast Los Angeles in rapidly growing Riverside County, which together perform approximately 1,200 funeral services annually. The Evans Brown acquisition, scheduled to close in the fourth quarter, is expected to add materially to our new acquisition portfolio performance during the four quarter outlook period ending September 30, 2008, so we have increased our twelve month Outlook performance accordingly.
     We have established five year goals to change the sustainable revenue and earning power profile of our deathcare portfolio through effective execution of our Strategic Portfolio Optimization Model. We will report on this progress by showing the trends in revenue and Field EBITDA from same store operations that we acquired in the early growth phase of Carriage in the 1990’s versus the trends in our new acquisition portfolio. We will report results from acquired businesses in the acquisition section for at least three full years if not longer to ensure consistent comparable long-term trends. For the third quarter of 2007, 10.7% of our total revenue and 11.6% of our Total Field EBITDA was from the businesses acquired since the fourth quarter of 2005. Such businesses contributed $0.04 per diluted share to our third quarter earnings before considering any allocation of overhead or interest.
     We are encouraged by the current level of acquisition activity and the quality and size of the candidates. Our selection process is rigorous using our six Strategic Ranking Criteria and ROIC Model and as a result we have declined numerous opportunities to acquire both independents and smaller consolidators, not because of price but because of strategic fit. We will integrate expected proforma results on newly announced acquisitions into our rolling four quarter outlook in conjunction with our quarterly earnings release.
Overhead
     We have organized corporate and regional overhead into three categories, two of which are primarily fixed and one of which is variable (primarily incentive compensation). Our corporate fixed overhead increased approximately $2.3 million between 2003 and the trailing four quarters ended September 30, 2007 because of two significant and opposite events. First, we reorganized and streamlined our operations organization over this period, culminating in the combination of our funeral and cemetery sales and operations into three geographic regions in August 2006 within our regional structure, thereby eliminating the heads of funeral and cemetery operations in our corporate office. This streamlined organization process has allowed us to effectively use a single operations support group now included in corporate fixed overhead rather than maintaining a separate corporate support organization for funeral and cemetery operations each with a division head in Houston. We estimate that the new operations organizational structure resulted in an approximate $1.2 million decrease in corporate fixed overhead from 2003 to 2006.
     Second, during this period we significantly upgraded our IT systems; successfully prepared to publicly report on internal controls; developed a fully staffed internal audit department; upgraded our Human Resources and brought our legal functions in house under a new General Counsel; and reorganized our preneed trust and investment activities. As a result, costs of our corporate support departments increased approximately $3.5 million during this period which resulted in a net increase in corporate fixed overhead of $2.3 million, a compounded annual increase of 5.1%. These costs and investments were necessary additions to our support infrastructure which are allowing us to more effectively execute our Standards Operating Model while maintaining a flat regional operations organization. In addition, we are now well positioned to execute a growth strategy while supporting newly acquired businesses to improve their operations, people, market share and financial results consistent with our Standards Operating Model.
     We believe that for periods subsequent to 2007 our Regional and Corporate fixed overhead categories will increase no more than merit increases and inflation over time and will not grow as a fixed percent of revenue as we add new acquisitions to our portfolio. During the third quarter of 2007, total overhead increased $528 thousand or 10.5% when compared to the third quarter of 2006. Variable overhead included approximately $200 thousand of additional legal fees related to uninsured claims and approximately $100 thousand of additional incentive compensation. Corporate fixed overhead included approximately $200 thousand of additional costs related to support personnel added in our human resources and legal groups.

Carriage Consolidation Platform
     Because of the improved same store operating performance and the addition of accretive acquisitions, we achieved a Consolidated EBITDA Margin of 20.0% in the third quarter of 2007 compared to 18.1% in the third quarter of 2006. For the trailing four quarters ended September 30, 2007, we achieved a Consolidated EBITDA Margin of 23.6% compared to 22.2% in 2006, an increase of 140 basis points and close to our sustainable earning power range of 24-26%. We expect positive quarterly Consolidated EBITDA Margin trend comparisons to continue for the fourth quarter and into 2008 because of improved same store operating results and acquisitions.
     As we add acquisitions, new Field EBITDA acquired should substantially fall to Consolidated EBITDA and Pre-Tax Free Cash Flow and be accretive to EPS as well. As we leverage our new growth over our mostly fixed cost platform, we expect our Consolidated EBITDA Margin to increase to within our annual sustainable earning power range of 24 – 26%.
Cash Flow
     We reported negative free cash flow from continuing operations of $3.6 million in the third quarter of 2007 compared to negative free cash flow of $2.6 million in the third quarter of 2006. In addition to being the seasonably weakest quarter of the year, the semiannual interest payment on the senior notes of $5.1 million is paid in the third quarter. In addition, funeral and cemetery preneed activities used $1.8 million of working capital in the third quarter
     Free cash flow from continuing operations totaled $1.1 million for the nine months ended September 30, 2007 compared to $4.2 million for the first nine months of 2006. Though cash flow from operating activities has increased year to date by $0.5 million to $9.5 million compared to the prior year period, cash used for capital expenditures totaled $8.4 million, approximately $3.5 million higher than the prior year. Growth capital expenditures totaled $3.3 million for the nine months ended September 30, 2007 and include amounts spent on new funeral home properties, cemetery property development and improvements to the businesses acquired in 2007. Maintenance capital expenditures totaled $5.1 million year to date 2007 compared to $4.9 million in 2006. In addition, during the first quarter of 2007 we made a final $1.4 million long-term incentive payment to a former director and former owner of a business we acquired in 1997. We have also made relocation loans and other working capital advances this year totaling $0.8 million.
Rolling Four Quarter Outlook
     Management is providing an Outlook for the four quarter period ending September 30, 2008, based upon the following key assumptions:
•	The upper end of the Outlook range assumes funeral same-store volumes are flat compared to most recent four quarters and the lower end assumes a 2 percent decrease.

•	The average revenue per funeral contract is assumed to increase approximately 2.5 percent. This increase assumes the cremation rate for our businesses will increase by 100 basis points.

•	Includes estimated results from acquired businesses in Corpus Christi, Texas (closed January 2007), Camarillo, California (closed April 2007), Boise, Idaho (closed June 2007), Santa Fe, New Mexico (closed June 2007), Springfield, Massachusetts (closed August 2007) and Riverside County, California (closing November 2007). Excludes divestitures identified as of September 30, 2007 and classified as Discontinued Operations.

•	No borrowings on our $35 million bank credit facility.

•	Approximately $10 million of capital expenditures, of which $3 million is designated for growth opportunities.

•	Management expects to use Free Cash Flow (cash flow from operations less capital expenditures) to acquire additional businesses if and when available on acceptable terms.

	Millions except EPS		Midpoint As A
	Range	Midpoint	% of Revenue
Revenues	$174 - $178	$176
Field EBITDA	$64-66	$65	36.9%
Variable overhead	$3.9	$3.9	2%
Regional fixed overhead	$3.1	$3.1	2%
Corporate fixed overhead	$14.5	$14.5	8%

Total overhead	$22	$22	12%
Consolidated EBITDA	$42-44	$43	24.4%
Interest	$17.5	$17.5	10%
Depreciation and amortization	$10.3	$10.3	6%
Income taxes	$5.8 - $6.2	$6	3%
Net earnings from continuing operations	$8.7 - $9.7	$9.2	5%
Diluted earnings per share	$0.46 - $0.50	$0.48	NA
Free Cash Flow	$14-$16	$15	9%

Long Term Outlook (Through 2012)
•	Revenue growth of 7-9% annually, including acquisitions

•	Consolidated EBITDA growth of 9-11% annually, including acquisitions

•	Consolidated EBITDA Margin range of 24-26%

•	Growth internally funded without new debt or equity
Summary
     “We have had four consecutive quarters of considerably stronger year over year profitability in an industry where our performance should be predictable, profitable and sustainable when our three models are being executed broadly and effectively”, stated Mr. Payne. “Our reporting format provides a clear picture of our long and short term operating and financial trends which in turn show a healthy portfolio of operating deathcare businesses and a consolidation platform well positioned to operationally and financially leverage new internal and external revenue growth into attractive long term rates of growth in Consolidated EBITDA, Consolidated EBITDA Margin, EPS and Free Cash Flow.”
     “We look forward to executing our strategies in a way that will become apparent in our trend reporting and which will be more valuable over time for long term investors who see the beginnings of a long term up cycle in deathcare and believe that Carriage is the right operating and investment platform. The “trend is our friend” and we will work hard to keep it that way. I want to thank all of our employees and leaders for our 2007 performance to date, which was in total alignment with our company’s theme of “2007 – The Year Of Being The Best – No Excuses!” concluded Mr. Payne.
Third Quarter Conference Call Information
     Carriage Services has scheduled a conference call for tomorrow, November 2, 2007 at 10:00 a.m. Eastern time. To participate in the call, dial (303) 205-0033 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 9, 2007. To access the replay, dial (303) 590-3000 and enter pass code 11100075#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an audio archive will be available shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.
     Carriage Services is a leading provider of death care services and products. As of November 1, 2007, Carriage operates 134 funeral homes in 27 states and 32 cemeteries in 11 states.

Use of Non-GAAP Financial Measures
     This press release uses the following Non-GAAP financial measures “Free Cash Flow and EBITDA”. Both Free Cash Flow and EBITDA are used by investors to value common stock. The Company considers Free Cash Flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies. The Company also uses EBITDA to monitor and compare the financial performance of its operations. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures or acquisitions. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.
     Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Cautionary Note,” “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2006, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
-Tables to follow-

CARRIAGE SERVICES, INC.
Selected Financial Data
September 30, 2007
(unaudited)

Selected Balance Sheet Data:	12/31/06	9/30/07
Cash and short-term investments	$36,011	$7,240
Long-term corporate investments	5,000	5,000
Total Senior Debt (a)	140,179	139,227
Days sales in funeral accounts receivable	23.2	22.7
Senior Debt to total capitalization	42.4	41.3
Senior Debt to EBITDA from continuing operations (rolling twelve months)	4.24	3.64

(a)	- Senior debt does not include the convertible junior subordinated debentures.
Reconciliation of Non-GAAP Financial Measures:
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.
Reconciliation of Net Income from continuing operations to EBITDA from continuing operations for the following periods (in 000s):

	Three months	Three months	12 Months
	ended	ended	Ended
	9/30/2006	9/30/2007	9/30/2007
Net income (loss) from continuing operations	$(500)	$732	$7,020
Provision (benefit) for income taxes	(304)	608	4,624

Pre-tax earnings (loss) from continuing operations	(804)	1,340	11,644
Net interest expense, including loan cost amortization	4,216	4,388	16,908
Depreciation & amortization	2,030	2,407	9,333
Other	898	—	368

EBITDA from continuing operations	$6,340	$8,135	$38,253

Revenue from continuing operations	$35,012	$40,614	$162,032
EBITDA margin from continuing operations	18.1%	20.0%	23.6%

Reconciliation of Non-GAAP Financial Measures Continued:
Reconciliation of cash provided by (used in) operating activities from continuing operations to free cash flow (in 000’s):

	Three months	Three months
	ended	ended
	9/30/2006	9/30/2007
Cash provided by operating activities from continuing operations	$(91)	$(787)
Less capital expenditures from continuing operations	(2,495)	(2,777)

Free cash flow from continuing operations	$(2,586)	$(3,564)

	Nine months	Nine months
	ended	ended
	9/30/2006	9/30/2007
Cash provided by operating activities from continuing operations	$9,006	$9,503
Less capital expenditures from continuing operations	(4,853)	(8,375)

Free cash flow from continuing operations	$4,153	$1,128

Reconciliation of estimated net income to free cash flow for the twelve months ending September 30, 2008 (in 000’s):

Net income	$9,200
Tax expense	6,000
Interest expense, net	17,500
Depreciation and amortization	10,300

EBITDA	$43,000
Interest paid	17,300
Cash taxes	700
Capital expenditures	10,000

Free cash flow	$15,000